UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EMC Corporation

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The following email was sent by Joseph Tucci, President and Chief Executive Officer of EMC Corporation (the “Company”), to employees of the Company.

SUBJECT:        Dell | EMC Integration Update

CONFIDENTIAL—FOR INTERNAL DISTRIBUTION ONLY

I want to give you an important update on our pending merger with Dell. Our integration planning teams are making significant progress across all workstreams. We are starting to make some decisions on what the future combined business will look like, and it is exciting to see the new company start to come together.

Today, Michael Dell is meeting with his extended leadership team at Dell, where he is announcing the planned executive leadership team for the combined Dell/EMC company. These leadership appointments will become effective immediately after the close of the transaction, which we expect will occur later this year. Until the transaction closes, we must continue to operate EMC and Dell as separate entities.

The merger is on schedule under the original timetable and terms. We recently received antitrust clearance from regulatory agencies in the United States, European Union and several other countries around the world. We are also working to finalize the proxy statement and set the date for a Special Meeting of EMC shareholders later in the spring.

The combined business will be incredibly well-positioned for growth in the most strategic areas of next generation IT including digital transformation, software-defined data center, converged infrastructure, cloud, mobile and security. We have a solid foundation to build upon that features two of the world’s greatest technology companies with leadership positions in Servers, Storage, Virtualization and PCs.

The combination of Dell and EMC, along with three strategically-aligned businesses — Pivotal, SecureWorks and VMware — will be a technology powerhouse that will deliver world-class products and solutions to customers and partners. This complementary and aligned family of businesses will drive innovation, customer choice and the ability to attract and retain world-class talent.

The new company will have the most experienced, knowledgeable and capable leadership team in our industry, bar none. Upon close of the transaction, Michael’s planned team to lead the new company will be (in alphabetical order by last name):

•	Jeremy Burton, Chief Marketing Officer, responsible for brand, events, marketing analytics, digital and communications.

•	Jeff Clarke, Vice Chairman and President, Operations and Client Solutions, responsible for Global Supply Chain and End User Computing organizations.

•	Howard Elias and Rory Read, co-Chief Integration Officers, for the Dell|EMC integration.

•	David Goulden President, Enterprise Systems Group, responsible for the global infrastructure organization including servers, storage, networking, converged infrastructure and solutions. Bill Scannell, President, Enterprise Sales, will report to David and lead the global go-to-market organization serving our Enterprise customers.

The enterprise business that David will lead will be larger than EMC is today and will leverage top talent we have across EMC. Also part of Enterprise Systems Group are: Rodney Rogers, CEO, Virtustream, Amit Yoran, President, RSA, and Rohit Ghai, President, Enterprise Content Division. Other members of David’s leadership team will be announced at a later date.

•	Marius Haas, President & Chief Commercial Officer, responsible for global go-to-market organization serving Commercial customers.

•	Steve Price, Chief Human Resources Officer.

•	Karen Quintos, Chief Customer Officer, responsible for leading revenue and margin enhancing programs, ensuring a consistent customer experience across multiple channels and driving strategies to strengthen and build profitable customer relationships. Karen will also lead Corporate Citizenship, including social responsibility, entrepreneurship and diversity.

•	Rich Rothberg, General Counsel.

•	John Swainson, President, Dell Software, will continue in his current capacity.

•	Tom Sweet, Chief Financial Officer.

•	Suresh Vaswani, President, Dell Services, will continue in his current capacity.

Bill Scannell, Marius Haas and Jeff Clarke will lead the new company’s three global go-to-market organizations: Enterprise, Commercial and Consumer & Small Business. They will be working together over the next few months to determine which accounts and people align to each go-to-market organization. This segmentation approach preserves the best of the EMC and Dell sales motions and will drive clear accountability for results, enable more decision-making closer to customers, and allow faster feedback between customers, sales and product teams.

Michael will also establish an executive group, which will include the presidents of business units and go-to-market organizations, plus: Pat Gelsinger, CEO, VMware; Rob Mee, CEO, Pivotal; Rodney Rogers, CEO, Virtustream; and Mike Cote, President and CEO, SecureWorks. This group will collaborate on innovative and differentiated solutions, optimize operations to increase the speed and agility with which we serve our customers and find ways to work together more efficiently and effectively as an organization.

Again, this new organizational structure will become effective immediately following the completion of the transaction. Until then, all reporting structures remain as they are.

There are still critical decisions to be made about a number of important pieces of the combined company, and some of that work is still ongoing. This announcement is not inclusive of all functions, so you can anticipate further updates as soon as practical as decisions are made.

The coming together of Dell and EMC is a game-changer, creating a powerhouse in the technology industry with approximately $80 billion in revenue. Dell and EMC have demonstrated abilities to win in fast-changing markets. We expect the combined business to possess unmatched scale, strength and flexibility to help customers achieve their goals, supported by deep investments in R&D and innovation and a privately controlled ownership structure.

On the VMware side, Michael and I are both incredibly excited by the prospects for this great company, and I firmly believe that Michael will be an outstanding steward of this company. Once the transaction closes, I know Michael will be laser-focused on increasing the value of VMware for all stakeholders and will ensure that VMware has the right resources and people to fully realize its potential.

In addition, Pivotal continues its strong customer momentum and growth, disrupting traditional middleware players as it emerges as a leader in the modern cloud era. We also expect very high growth ahead for Virtustream, and Michael and I are very excited about the prospects for our Virtustream business.

I am extremely proud of the more than 70,000 talented and dedicated people across the EMC family of companies. I know that you will remain laser focused on our customers and their needs during this transition. My deepest thanks to all of you.

Joe

Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC Corporation shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xviii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC Corporation’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC Corporation disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC Corporation for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. has filed with the SEC a Registration Statement on Form S-4 (File No. 333-208524) that includes a preliminary proxy statement/prospectus regarding the proposed transaction, and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC Corporation shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the preliminary proxy statement/prospectus and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC Corporation’s website (http://www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings”, or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, 01748, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and certain of its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC Corporation shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC Corporation shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, is set forth in the preliminary proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC Corporation’s executive officers and directors in its definitive proxy statement filed with the SEC on March 20, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 25, 2016. You can obtain free copies of these documents at the SEC’s website (http://www.sec.gov). You can also obtain free copies of these documents from EMC Corporation using the contact information above.